RULE 424(B)(2)
                     REGISTRATION STATEMENT NO. 333-17187

PRICING SUPPLEMENT NO.        0002      , DATED        NOVEMBER 26, 1997.
                       ------------------        ------------------------
TO PROSPECTUS DATED DECEMBER 20, 1996 AND PROSPECTUS SUPPLEMENT DATED
OCTOBER 8, 1997.
-------------------------------------------------------------------------------

                              MBNA CORPORATION

  SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FLOATING RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #:  55263EBD6
ISSUE PRICE: 100%
DISCOUNT:  n/a
AGENT'S COMMISSION:  .35%

REPAYMENT INFORMATION: XX  SENIOR NOTES         SUBORDINATED NOTES
                       ---                  ---

FORM:  XX  BOOK ENTRY     CERTIFICATE
      ---              ---

ORIGINAL ISSUE DATE:     12/1/97
        (Settlement Date)

STATED MATURITY:    12/01/00

REPURCHASE PRICE:  N/A
(For Discount Securities)

SPECIFIED CURRENCY:  XX  US DOLLARS        OTHER
                     ---               ---

INITIAL INTEREST RATE PER ANNUM: 6.32500%

INITIAL INTEREST RATE DETERMINATION DATE WAS NOVEMBER 26, 1997.

INTEREST RATE RESET PERIOD:  QUARTERLY
        (Daily, Weekly, Quarterly, Semi-Annually or Annually)

INTEREST RATE BASIS:     CD RATE     COMMERCIAL PAPER     TREASURY RATE
                     ---         ---                  ---
     XX  LIBOR, TELERATE PAGE 3750     FEDERAL FUNDS EFFECTIVE RATE
     ---                           ---
         PRIME RATE     OTHER
     ---            ---      -----------------

INTEREST PAYMENT DATES:  3/2/98, 6/1/98, 9/1/98, 12/1/98, 3/1/99, 6/1/99,
9/1/99, 12/1/99, 3/1/00, 6/1/00, 9/1/00

INTEREST DETERMINATION DATES:  2/26/98, 5/28/98, 8/27/98, 11/27/98, 2/25/99,
5/27/99, 8/27/99, 11/29/99, 2/28/00, 5/30/00, 8/30/00


CALCULATION AGENT:  BANKERS TRUST COMPANY

REGULAR RECORD DATES:  15th CALENDAR DAY PRECEDING THE INTEREST PAYMENT DATE

MAXIMUM INTEREST RATE:  N/A%        OTHER PROVISIONS:  N/A
MINIMUM INTEREST RATE:  N/A%
SPREAD MULTIPLIER:  N/A %
SPREAD (+/-):  +45BP

INDEX MATURITY:  3 MONTHS

REDEMPTION INFORMATION:  N/A

The aggregate Principal Amount of this offering in US $2,000,000 (which, if the securities offered hereby are denominated in a currency or currency unit other than US dollars, is the equivalent, in the currency or currency units set forth herein, of the principal amount set forth herein and relates only to Pricing Supplement No. 0002). Medium-Term Notes may be issued by the Company in the aggregate principal amount of up to US $900,000,000 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of US $682,500,000 or the equivalent in foreign currencies or foreign currency units of Medium-Term Notes has been issued. Of this amount $0 of Subordinated Medium-Term Notes have been issued.

Type of Sale: XX  As Agent       As Principal
              ---            ---

If principal transaction, reoffering at:
       varying prices related to prevailing market prices at the time of resale
   ---
       fixed public offering of     % of Principal Amount
   ---                          ---